EXHIBIT 99.1

STRATA Skin Sciences Announces FDA Granted 510(k) Clearance for the Multi Micro Dose™ Tip for its XTRAC® 308nm Excimer Laser
MMD Tip Offers Faster Patient Outcomes at Uncompromised Safety, Higher Patient Retention and Lower Costs for Patient and Payer

Horsham, PA, August 6, 2018 — STRATA Skin Sciences (NASDAQ: SSKN) ("STRATA"), a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced that the U.S. Food and Drug Administration ("FDA") has granted a 510(k) clearance to the Company for its Multi-Micro Dose™ ("MMD") tip accessory for its proprietary XTRAC® 308nm excimer laser.
The Multi-Micro Dose Tip accessory is indicated for use in conjunction with the XTRAC laser system to filter the Narrow Band -UVB ("NB-UVB") light at delivery in order to calculate and individualize the maximum non-blistering dose for a particular patient.
The patent-pending MMD Tip simultaneously applies multiple level doses of energy to a specific area of the patient's psoriatic plaque, thereby identifying the maximum sub-blistering energy dose for a particular treatment zone.  Utilizing the results from these test patches, the physician can design the optimal therapeutic dose treatment for each patient.  The optimization of the dose levels should result in a shorter treatment regimen to achieve clearance.
The XTRAC® excimer laser delivers a highly targeted therapeutic beam of NB-UVB light and is cleared by the FDA to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma – skin diseases which impact over 35 million patients in the United States alone.  This technology is covered by multiple patents, including exclusive rights patents for the delivery of treatments to Vitiligo patients.
Dr. Dolev Rafaeli, STRATA's Chief Executive Officer, stated, "This is an exciting and important step for the Company and an amazing achievement after years of development.  We believe that the MMD is a significant step on the path to developing the Optimal Therapeutic Dose protocol, which is intended to provide faster patient outcomes and higher patient satisfaction, and we expect that it will result in increased patient retention for our partner clinics.  Initial clinical data shown in previously issued peer reviewed studies is promising and we look forward to providing the results of our MMD pilot clinical study by the fourth quarter of this year.  We anticipate that the study will validate the achievement of clinical end points with a lower number of treatments."
Large insurance providers already guide physicians to consider NB-UVB treatment, such as the one offered by XTRAC, as a first line of treatment, requiring a failure to respond prior to approving and covering treatments with targeted immune modulators (Biologics treatment).

Current physician protocol with NB-UVB can extend over an 8-to-10 week period.  STRATA views the OTD protocol, which has shown patients reaching PASI-75 in as short as two weekly treatments using the MMD diagnostics tool, as a breakthrough to shortened treatment times; offering faster, no side-effect resolution for patients, lower cost for payers, and enhanced business for our partner clinics that enjoy the XTRAC Direct-to-Consumer patient awareness advertisement campaign.

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions.  Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; and the STRATAPEN® MicroSystem, marketed specifically for the intended use of micropigmentation.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995.  These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends.  These statements, including the Company's ability to generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations and research and development activities beginning at any time in the future, the public's reaction to the Company's new advertisements and marketing campaigns under development, and the Company's ability to build a leading franchise in dermatology and aesthetics, the Company's ability to grow revenues and sustain that growth, the Company's ability to influence physician practice to utilize the OTD device for shorter patient treatment protocols, and the uncertainty of the outcomes of clinical studies, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances.  Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's 10K filed with the SEC on March 30, 2018.

Investor Contacts:

Dr. Dolev Rafaeli, Chief Executive Officer	Jeremy Feffer, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	212-915-2568
ir@strataskin.com	jeremy@lifesciadvisors.com